UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2003

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events
CONSOLIDATED STATEMENTS OF EARNINGS
SUPPLEMENTAL FINANCIAL INFORMATION
Item 9. Regulation FD Disclosures
COMPANY NOTES TO REVISED FORECASTS FOR FISCAL YEAR 2003
Impact of Sale of Foreign Operations
Remarketable Or Redeemable Securities
STEWART ENTERPRISES, INC. AND SUBSIDIARIES
REVISED COMPANY FORECASTS FOR THE SECOND QUARTER AND FISCAL YEAR 2003 (Unaudited)
(Dollars in millions, except per share amounts)
Principal Assumptions
Second Quarter 2003 Forecast
Fiscal Year 2003 Forecast
SIGNATURE

Item 5. Other Events

     On March 11, 2003 the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS FIRST QUARTER 2003 RESULTS

METAIRIE, LA, March 11, 2003 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported today its results for the first quarter of fiscal year 2003. The Company reported net earnings of $9.5 million for the quarter ended January 31, 2003, or $0.09 per diluted share.

William E. Rowe, President and Chief Executive Officer stated, “In the first quarter, there were several external factors which adversely affected our business. Notwithstanding these factors, we achieved net earnings of $9.5 million for the quarter and expect to achieve earnings per share of $.30 to $.35 for the year. We continue to have an excellent portfolio of profitable core businesses serving over 10,000 families per month. The issues of today’s economy, financial markets, consumer confidence and geopolitical concerns will all play a part in our annual financial results. Weak financial markets reduced our perpetual care trust earnings, and low levels of consumer confidence negatively affected our ability to increase preneed sales. Additionally, during the quarter, there were decreased deaths nationwide according to data published by the Centers for Disease Control and Prevention. We believe the external factors impacting our business will improve in due course. In the interim, we will remain focused on improving operational performance and generating cash flow.”

The Company has sold its foreign operations and certain small domestic businesses. The operating results of these businesses are segregated from results of the operations that the Company plans to retain. The discussion and the supplemental schedules included in this press release segregate these revenues and costs in order to present the Company’s ongoing operating results on a comparable basis within its funeral and cemetery segments. The Company’s “operations to be retained” consist of those businesses it has owned and operated for all of the current and prior fiscal

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year and which it plans to retain (“existing or core operations”) plus those businesses it has opened during the current and prior fiscal year and plans to retain (“opened operations”). “Closed and held for sale operations” consist of those that have been sold or closed during the current and prior fiscal year and the businesses that are being offered for sale.

The Company experienced a $1.8 million decrease in funeral revenues from its operations to be retained for the first quarter of 2003 compared to the first quarter of 2002. This decrease was driven by a 1.6 percent decrease in the number of funeral calls performed, partially offset by a 1.1 percent increase in the average revenue per funeral call. The decrease in calls was consistent with data published by the Centers for Disease Control and Prevention (“CDC”), which indicated a decline in the number of deaths across the country of 1.9 percent for the same three-month period. The Company’s operations to be retained experienced an increase in their cremation rate from 37.8 percent one year ago to 39.1 percent during the first quarter of 2003.

Brian J. Marlowe, Chief Operating Officer, commented, “In our earlier forecasts, we did not plan for a decline in the overall number of deaths. We expected our at-need results to be more reflective of anticipated long-term trends in the number of deaths, rather than what we believe to be short-term variations that we have seen in recent years. The growth in average revenue per traditional funeral and the growth in average revenue per cremation performed were both in the 2 to 3 percent range for the quarter, which is in line with our annual goal for average revenue growth. However, our overall average revenue increase for the quarter was reduced to 1.1 percent due to the relative increase in cremations and the unexpected decline in overall deaths. We expect to eventually see more normalized mortality trends and would expect our at-need results to improve when that occurs. Until we see that trend begin to turn around, we are projecting calls in 2003 to be slightly down from 2002. Additionally, as we implement our custom funeral planning program in about 80 of our funeral homes this year, we have an opportunity to improve our revenue per call by offering families enhanced choices for personalized merchandise and services.”

Cemetery revenues from operations to be retained decreased by $2.8 million in the first quarter of fiscal year 2003 compared to the first quarter of fiscal year 2002, primarily due to a decrease in perpetual care trust earnings and a decline in preneed property sales. Although the Company expected the return on its perpetual care trust portfolio to be slightly lower than that realized in fiscal year 2002, the actual return realized in the first quarter of 2003 was lower than the Company had anticipated.

Mr. Marlowe added, “Despite current economic and geopolitical conditions, in the first quarter of 2003, we achieved 97 percent of the preneed sales achieved in the first quarter of last year. The drop in consumer confidence has created a cautious environment for preneed sales, especially with regard to in-home sales, and as a result management anticipates not being able to reach the growth levels originally forecasted. Of course, we are continuing to look for ways to increase our sales through more effective family service follow up, the use of referral programs, and the development of new sales and marketing strategies.”

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The Company announced that cash flow from operations for the first quarter of 2003 was negative $7.7 million and free cash flow (defined as cash flow from operations adjusted for maintenance capital expenditures) was negative $10.6 million for the first quarter of 2003. Kenneth C. Budde, Chief Financial Officer, stated, “Our operating cash flow this quarter is about $6 million less than last year, primarily due to the reduction in earnings. Our cash flow does not come in evenly throughout the year. In fact, due to the timing of vendor payments, interest payments and cash used in our preneed business, we have historically had negative to slightly positive cash flow in our first quarter while generating greater amounts of cash in later quarters. Our current cash balance has improved by about $7 million since the first quarter ended.”

Mr. Rowe concluded, “Regardless of what happens to the economy, the financial markets and consumer confidence in general, we expect to retain our market share, and we will continue to provide each family we serve with excellent quality, value and service. We plan to produce significant free cash flow for the year and our debt reduction objective remains the same. Our commitment to our shareholders will continue to drive our investment decisions as we analyze all opportunities to deploy our free cash.”

First Quarter Results For Total Operations

•	The Company reported net earnings of $9.5 million, or $0.09 per diluted share, compared to net earnings of $12.7 million, or $0.12 per diluted share, in the first quarter of 2002.

•	Total funeral revenues decreased $18.3 million to $76.7 million, primarily due to the disposition of the Company’s foreign operations in 2002.

•	Total cemetery revenues decreased $4.0 million to $54.5 million, primarily due to a decline in perpetual care trust earnings, a reduction in preneed property sales and the disposition of the Company’s foreign operations. The Company experienced an annual average return of 4.2 percent in its perpetual care trust funds during the first quarter of 2003 compared to 8.7 percent in the comparable period of 2002.

•	EBITDA (defined as earnings before interest expense, income taxes, depreciation and amortization) was $42.3 million compared to $50.8 million for the first quarter of 2002. The reduction was primarily due to the disposition of the Company’s foreign operations in 2002 and a reduction in domestic operating earnings in the first quarter of 2003.

•	Depreciation and amortization was $13.4 million for the first quarter of 2003 and for the corresponding period in 2002. Investment income was $0.1 million for the first quarter of 2003 and for the corresponding period in 2002.

•	Other income, net, was $1.7 million compared to $0.1 million for the first quarter of 2002. The increase was primarily due to net gains on sales of a few small domestic businesses in the first quarter of 2003.

•	Interest expense decreased $3.4 million to $13.6 million due to a $141.2 million decrease in the average debt outstanding during the first quarter of 2003 compared to the first quarter of 2002.

First Quarter Results For Operations To Be Retained

•	Funeral revenues decreased $1.8 million to $76.0 million compared to the first quarter of 2002, principally due to a 1.6 percent decrease in the number of services performed, and reduced trust earnings recognized upon the delivery of preneed funerals, resulting from lower returns recently realized in the Company’s preneed funeral trust funds over the last few years.

•	The cremation rate for these businesses was 39.1 percent for the first quarter of 2003 compared to 37.8 percent in the first quarter of 2002.

•	Cemetery revenues decreased $2.8 million to $54.2 million, principally due to a decline in perpetual care trust earnings and preneed property sales.

•	Funeral margins were 25.3 percent compared to 30.4 percent for the same period in 2002. The decrease is due to an increase in insurance costs and an increase in other costs, combined with a decrease in funeral revenue as discussed above.

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•	Cemetery margins were 22.6 percent compared to 26.2 percent for the same period in 2002. The decrease is primarily due to a decline in perpetual care trust earnings and preneed property sales combined with an increase in insurance costs and an increase in other costs.

•	Gross margins were 24.2 percent compared to 28.7 percent for the same period in 2002.

•	Domestic EBITDA, which is representative of operations to be retained, was $42.3 million, representing 32.2 percent of domestic revenue compared to $47.7 million, or 35.0 percent, in the first quarter of fiscal year 2002. The reduction was primarily due to a decrease in earnings from operations to be retained.

First Quarter Results For Existing (Core) Operations

•	The Company experienced a 1.8 percent decrease in the number of funeral calls performed by businesses it has owned and operated for all of this fiscal year and last and which it plans to retain, partially offset by a 1.2 percent increase in the average revenue per funeral call performed by these businesses. Data obtained from the CDC indicate a decrease in deaths across the country of 1.9 percent during the Company’s first quarter ended January 31, 2003 compared to the same period in 2002.

Cash Flow Results And Debt Reduction

•	Cash flow from operations for the quarter ended January 31, 2003 was negative $7.7 million and free cash flow was negative $10.6 million. The Company estimates free cash flow in the range of $40 million to $45 million for fiscal year 2003.

•	As of January 31, 2003 and March 5, 2003, the Company reported outstanding debt of $547.6 million and $543.9 million, respectively, excluding the Company’s $1.6 million ROARS option premium.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 301 funeral homes and 149 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. For the first quarter of fiscal year 2003, funeral operations accounted for approximately 58.5 percent of the Company’s total revenues, and cemetery operations accounted for the remaining 41.5 percent. The Company’s funeral homes offer a wide range of services and products including funeral services, cremation, transportation services, removal and preparation of remains, caskets and flowers. Its cemetery operations sell cemetery property, merchandise and services. Cemetery property includes lots, lawn crypts, and family and community mausoleums. Cemetery merchandise includes vaults, monuments and markers. Cemetery services include burial site openings and closings and inscriptions.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss first quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 800-218-8862. From outside the continental United States, call 303-262-2130. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com.

To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until March 25, 2003. Additional investor information is available at http://www.stewartenterprises.com.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,

	2003	2002

Revenues:
Funeral	$76,736	$95,083
Cemetery	54,481	58,486

Total revenues	131,217	153,569

Costs and expenses:
Funeral	57,626	68,625
Cemetery	42,208	43,968

Total costs and expenses	99,834	112,593

Gross profit	31,383	40,976
Corporate general and administrative expenses	4,300	3,770

Operating earnings	27,083	37,206
Interest expense	(13,577)	(16,970)
Investment income	87	124
Other income, net	1,685	80

Earnings before income taxes	15,278	20,440
Income taxes	5,805	7,767

Net earnings	$9,473	$12,673

Net earnings per common share:
Basic	$.09	$.12

Diluted	$.09	$.12

Weighted average common shares outstanding (in thousands):
Basic	108,043	107,639

Diluted	108,320	108,258

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,

	2003	2002

Revenues:
Funeral
Operations to be retained	$75,974	$77,787
Closed and held for sale operations	762	17,296

Total funeral	76,736	95,083

Cemetery
Operations to be retained	54,234	57,020
Closed and held for sale operations	247	1,466

Total cemetery	54,481	58,486

Total revenues	131,217	153,569

Costs and expenses:
Funeral
Operations to be retained	56,733	54,102
Closed and held for sale operations	893	14,523

Total funeral	57,626	68,625

Cemetery
Operations to be retained	41,989	42,055
Closed and held for sale operations	219	1,913

Total cemetery	42,208	43,968

Total costs and expenses	99,834	112,593

Gross Profit:
Funeral
Operations to be retained	19,241	23,685
Closed and held for sale operations	(131)	2,773

Total funeral	19,110	26,458

Cemetery
Operations to be retained	12,245	14,965
Closed and held for sale operations	28	(447)

Total cemetery	12,273	14,518

Total gross profit	$31,383	$40,976

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Item 9. Regulation FD Disclosures

REVISED COMPANY FORECASTS FOR FISCAL YEAR 2003

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent accountants or by any regulatory authority.

Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. More specific information about factors that could cause actual results to differ materially from these forecasts is included herein. See “Cautionary Statements.”

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal expectations and assumptions are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

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COMPANY NOTES TO REVISED FORECASTS FOR FISCAL YEAR 2003

Impact of Sale of Foreign Operations

In October 2002, the Company announced the completion of the sale of its foreign operations. The total proceeds from the sale of foreign operations, including income tax benefits, is expected to be approximately $245 million. The Company has received $203 million of the proceeds and expects to realize the majority of the remaining proceeds of approximately $42 million, primarily income tax benefits, during 2003 and 2004. During fiscal year 2002, the foreign businesses (Portugal, Spain, France, Canada and Argentina) provided gross profit of about $5.2 million. The reduction in operating earnings from the sale of the Company’s foreign operations is expected to be substantially offset by interest expense savings of approximately $3.3 million resulting from the use of proceeds from these sales to reduce the Company’s average debt balance. After adjusting for income taxes, the earnings contribution of the foreign businesses for fiscal year 2002 was $0.02 per diluted share.

Remarketable Or Redeemable Securities

Management is currently considering recommending to the Board of Directors that the Company redeem the Remarketable Or Redeemable Securities (“ROARS”) as an alternative to allowing them to be remarketed when they mature on May 1, 2003. The forecasts below do not include any impact from the potential redemption of the ROARS. If the ROARS are redeemed, the Company must pay the remarketing dealer an amount equal to the contractually specified value of the remarketing right (the “Calculation Amount”). The Calculation Amount on March 5, 2003 (calculated as if the ROARS were redeemed on March 5, 2003), was $14.8 million. The Calculation Amount on May 1, 2003 will vary based on the then applicable 10-year Treasury rate (which was 3.62 percent at March 5, 2003) as follows:

10-year Treasury Rate	Value of Remarketing Right ("Calculation Amount")

5.44% 5.00 4.50 4.00 3.50 3.00	$0 3.4 million 7.5 million 11.8 million 16.2 million 20.9 million

If the Company redeems the ROARS and is required to pay the Calculation Amount, interest expense would be increased for fiscal year 2003 by the amount of the Calculation Amount, and the Company would incur a net cash outflow for the after-tax effect of the Calculation Amount.

As indicated above, the Calculation Amount could be substantial; however, the Company received approximately $2.9 million from the remarketing dealer at the time of issuance for the remaining $99.9 million of ROARS for the right to remarket them, and the Company has had the use of these funds since that time.

As of January 31, 2003, the Company had $1.6 million of unamortized ROARS option premium primarily representing the unamortized portion of the approximate $2.9 million payment made to the Company from the remarketing dealer. If the Company redeems the ROARS, interest expense for fiscal year 2003 would be reduced by the unamortized premium on May 1, 2003 of approximately $1.5 million.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

REVISED COMPANY FORECASTS FOR THE SECOND QUARTER AND FISCAL YEAR 2003
(Unaudited)

(Dollars in millions, except per share amounts)

Principal Assumptions

The Company recently revised its forecasts for fiscal year 2003. Earnings per share are expected to be within the range of $0.30 to $0.35 for fiscal year 2003 excluding any impact from the potential redemption of the ROARS discussed above under “Company Notes to Revised Forecasts for Fiscal Year 2003.”

In comparison to the prior year, the Company expects a net reduction in interest expense to be substantially offset by an increase in insurance costs and a reduction in preneed funeral and cemetery trust earnings. The Company’s revised forecast also assumes a 1 percent to 3 percent reduction in the number of deaths during fiscal year 2003 as compared to 2002 and an increase in the average revenue per call of about 1 percent to 2 percent. Additionally, the Company expects a decrease in cemetery revenue of 3 percent to 5 percent compared to the prior year due to the decline in projected sales resulting from lower consumer confidence and the reduction in perpetual care trust earnings. Perpetual care trust earnings are projected to produce an overall yield between 3 percent and 5 percent for fiscal year 2003.

Second Quarter 2003 Forecast

Revenue	$125 - $140
Gross profit	$28 - $40
Operating profit	$24 - $34
Interest expense(1)	$12 - $15
Diluted EPS(1)	$0.07 - $0.11
Depreciation and amortization	$10 - $15
EBITDA	$34 - $49

Fiscal Year 2003 Forecast

Income Statement Items
Revenue	$510 - $540
Gross profit	$115 - $135
Operating profit	$98 - $115
Interest expense(1)	$46 - $56
Diluted EPS(1)	$0.30 - $0.35

Cash Flow Items
Depreciation and amortization	$50 - $60
EBITDA	$150 - $175
Cash flow from operations(1)	$50 - $60
Free cash flow(1)	$40 - $45

(1)	Excludes the impact of the potential redemption of the ROARS in May 2003 as discussed above under “Company Notes to Revised Forecasts for Fiscal Year 2003,” which could be material.

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Cautionary Statements

     We caution readers that the following important factors, among others, in some cases have affected, and in the future, could affect, our actual consolidated results and could cause our actual consolidated results in the future to differ materially from the goals and expectations expressed in the forward-looking statements above and in any other forward-looking statements made by us or on our behalf.

Risks Related to Our Business

     If the remarketing dealer elects to remarket our $99.9 million outstanding 6.40 percent ROARS on May 1, 2003, and we elect to prevent that by redeeming the ROARS, we would be required to pay the remarketing dealer the value of the remarketing right at that time, which could have a material adverse effect on our fiscal year 2003 interest expense, earnings and cash flow.

     We are currently considering redeeming the ROARS as an alternative to allowing them to be remarketed when they mature on May 1, 2003. If they are redeemed, we must pay the remarketing dealer an amount equal to the contractually specified value of the remarketing right (the “Calculation Amount”). The Calculation Amount will depend largely on the then applicable 10-year Treasury rate. If we redeem the ROARS and are required to pay the Calculation Amount, interest expense would be increased for fiscal year 2003 by the amount of the Calculation Amount, and we would incur a net cash outflow equal to the after-tax effect of the Calculation Amount. We have not included any impact from the potential redemption of the ROARS in fiscal year 2003 forecasts.

     Earnings from and principal of trust funds and escrow accounts could be reduced by changes in stock and bond prices and interest and dividend rates or by a decline in the size of the funds.

     We maintain three types of trust funds and escrow accounts: (1) preneed funeral merchandise and services, (2) preneed cemetery merchandise and services and (3) perpetual care. Earnings and investment gains and losses on trust funds and escrow accounts are affected by financial market conditions that are not within our control. Earnings are also affected by the mix of fixed-income and equity securities that we choose to maintain in the funds, and we may not choose the optimal mix for any particular market condition. The size of the funds depends upon the level of preneed sales and maturities, the amount of ordinary income and investment gains or losses and funds added through acquisitions, if any. Declines in earnings from perpetual care trust funds would cause a decline in current revenues, while declines in earnings from other trust funds and escrow accounts could cause a decline in future cash flows and revenues. In addition, any significant or sustained investment losses could result in there being insufficient funds in the trusts to cover the cost of delivering services and merchandise or maintaining cemeteries in the future. Any such deficiency would have to be covered by cash flow, which could have a material adverse effect on our financial condition and results of operations.

     Unrealized gains and losses in the funeral trust funds and cemetery merchandise trust funds have no immediate impact on our revenues, margins, earnings or cash flow, unless the fair market value of the funds were to decline below the estimated costs to deliver the underlying products and services. If that were to occur, we would record a charge to earnings to reduce the investment value to the expected cost to deliver. Over time, gains and losses realized in the funds are allocated to underlying preneed contracts and affect the amount of the trust fund earnings we record when we deliver the underlying product or service. Accordingly, if current market conditions do not improve, the funds may eventually realize losses, and our revenues, margins, earnings and cash flow would be negatively affected by the reduced revenue when we deliver the underlying products and services. We project that with approximately 3.0 percent to 5.0 percent annualized returns in the funds over the estimated lives of the associated preneed contracts, our trust and escrow funds would recover the net unrealized depreciation currently in the funds by the time the underlying products and services are delivered. Unrealized gains and losses in the perpetual care trust fund do not affect earnings but could limit the capital gains available to us and could result in lower returns and lower current revenues than we have historically achieved.

     Increased costs may have a negative impact on earnings and cash flows.

     We may not be able to achieve revenue growth that exceeds our cost increases. Although we continue to have a goal of increasing our revenues at a rate of growth greater than the growth in our costs, we have not achieved that goal in recent years or in the first quarter of 2003, and we can give no assurance that we will be successful in doing so for the remainder of 2003.

     We expect insurance costs, in particular, to increase substantially in 2003. The terrorist attacks in the United States on September 11, 2001 and related subsequent events have resulted in higher insurance premiums. The volume of claims made in such a short span of time resulted in liquidity challenges that many insurers have passed on to their policyholders. Additionally, insurers have increased premiums to offset losses in equity markets due to recent economic conditions. While our insurance costs are expected to increase materially, the actual increase in insurance costs cannot be predicted.

     We may experience declines in preneed sales due to numerous factors including changes made to contract terms and sales force compensation, or a weakening economy. Declines in preneed property sales would reduce current revenue. Declines in preneed funeral and cemetery service and merchandise sales would reduce our backlog and could reduce our future market share.

     In an effort to increase cash flow, we modified our preneed sales strategies early in fiscal year 2000 by increasing finance charges, requiring larger down payments and shortening installment payment terms. Later in fiscal year 2000, we changed the compensation structure for our preneed sales force. These changes, and the accompanying sales force attrition and adverse impact on sales force morale, caused preneed sales to decline. Although we do not anticipate making further significant changes in these areas, we may decide that further adjustments are advisable, which could cause additional declines in preneed sales. In addition, a weakening economy that causes customers to have less discretionary income could cause, and we believe has caused, a decline in preneed sales. Geopolitical concerns could continue to lower consumer confidence, which could also result in a further decline in preneed sales. Declines in preneed cemetery property sales would reduce current revenue, and declines in other preneed sales would reduce our backlog and future revenue and could reduce future market share.

     Our ability to achieve our debt reduction targets and to service our debt in the future depends upon our ability to generate sufficient cash, which depends upon many factors, some of which are beyond our control.

     Our ability to achieve our debt reduction targets in the time frame projected by us depends upon our ability to generate sufficient cash from two main sources: (1) income tax proceeds associated with the foreign asset sales and (2) our ongoing operations. We expect to generate capital gains against which the foreign asset sale capital losses may be offset. There can be no assurance that we will receive the tax benefits within our expected timeframe. Our ability to receive the expected income tax benefits within our expected timeframe depends upon, among other things, the timing of our filing for capital loss carrybacks to apply against previously-taxed capital gains and the rate at which we realize additional capital gains. Our tax planning strategy is to produce these capital gains in our trust funds. Our ability to generate capital gains could be affected by a decline in market conditions. Our ability to generate cash flow from operations depends upon, among other things, the number of deaths in our markets, competition, the level of preneed sales and their maturities, our ability to control our costs, stock and bond market conditions, and general economic, financial and regulatory factors, most of which are beyond our control.

     Increased preneed sales may have a negative impact on cash flow.

     Preneed sales of cemetery property and funeral and cemetery products and services are generally cash flow negative initially, primarily due to the commissions paid on the sale, the portion of the sales proceeds required to be placed into trust or escrow and the terms of the particular contract such as the size of the down payment required and the length of the contract. In fiscal year 2000, we changed the terms and conditions of preneed sales contracts and commissions and moderated our preneed sales effort in order to reduce the initial negative impact on cash flow. Nevertheless, we will continue to invest a significant portion of cash flow in preneed acquisition costs, which reduces cash flow available for other activities, and, to the extent preneed activities are increased, cash flow will be further reduced, and our ability to service debt could be adversely affected.

     Price competition could reduce market share or cause us to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.

     Our funeral home and cemetery operations generally face intense competition in local markets that typically are served by numerous funeral homes and cemetery firms. We have historically experienced price competition primarily from independent funeral home and cemetery operators, and from monument dealers, casket retailers, low-cost funeral providers and other non-traditional providers of services or products. In the past, this price competition has resulted in losing market share in some markets. In other markets, we have had to reduce prices thereby reducing profit margins in order to retain or recapture market share. Increased price competition in the future could further reduce revenues, profit margins and the backlog.

     Increased advertising or better marketing by competitors, or increased activity by competitors offering products or services over the Internet, could cause us to lose market share and revenues or cause us to incur increased costs in order to retain or recapture our market share.

     In recent years, marketing through television, radio and print advertising, direct mailings and personal sales calls has increased with respect to the sales of preneed funeral services. Extensive advertising or effective marketing by competitors in local markets could cause us to lose market share and revenues or cause us to increase marketing costs. In addition, competitors may change the types or mix of products or services offered. These changes may attract customers, causing us to lose market share and revenue or to incur costs in response to competition in order to vary the types or mix of products or services offered by us. Also, increased use of the Internet by customers to research and/or purchase products and services could cause us to lose market share to competitors offering to sell products or services over the Internet.

     Increases in interest rates would increase interest costs on our variable-rate long-term debt and could have a material adverse effect on our net income and earnings per share.

     As of March 5, 2003, $131.1 million of our long-term debt was subject to variable interest rates, although $100 million of that amount was fixed pursuant to the terms of interest rate swaps expiring in March of 2004 and 2005. Accordingly, any significant increase in interest rates could increase our interest costs on our variable-rate long-term debt or indebtedness incurred in the future, which could decrease our net income and earnings per share materially.

     Covenant restrictions under our senior secured credit facility and senior subordinated note indenture limit our flexibility in operating our business.

     Our senior secured credit facility and the indenture governing the senior subordinated notes contain, among other things, covenants that restrict us and our subsidiary guarantors’ ability to finance future operations or capital needs or to engage in other business activities. They limit, among other things, our and our subsidiary guarantors’ ability to: borrow money; pay dividends or distributions; purchase or redeem stock; make investments; engage in transactions with affiliates; engage in sale leaseback transactions; consummate specified asset sales; effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all assets; and create liens on assets. In addition, the senior secured credit facility contains specific limits on capital expenditures as well as a requirement that we maintain a liquidity reserve that increases over time as long as any of the 6.70 percent Notes or 6.40 percent ROARS are outstanding. Furthermore, the senior secured credit facility requires us to maintain specified financial ratios and satisfy financial condition tests and prohibits payment of the 6.70 percent Notes and the 6.40 percent ROARS unless thereafter our Available Liquidity, as defined in the senior secured credit facility, is no less than $25 million.

     These covenants may require us to act in a manner contrary to our business objectives. In addition, events beyond our control, including changes in general economic and business conditions, may affect our ability to satisfy these covenants. A breach of any of those covenants could result in a default allowing the lenders to declare all amounts immediately due and payable.

Our projections for 2003 do not include any earnings from acquisition activity. Several important factors, among others, may affect our ability to consummate acquisitions.

     Our projections for 2003 do not include any earnings from acquisition activity. The actual level of acquisition activity, if any, will depend not only on the number of properties acquired, but also on the size of the acquisitions. Several important factors, among others, may affect our ability to consummate acquisitions. We may not be able to find a sufficient number of businesses for sale at prices we are willing to pay, particularly in view of our new pricing parameters and cash flow criteria. Acquisition activity, if any, will also depend on our ability to enter into new markets. Due in part to our lack of experience operating in new areas and to the presence of competitors who have been in certain markets longer than we have, such entry may be more difficult or expensive than we anticipate.

Risks Related to the Death Care Industry

Declines in the number of deaths in our markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.

     Declines in the number of deaths could cause at-need sales of funeral and cemetery services, property and merchandise to decline, which could decrease revenues. Although the United States Bureau of the Census estimates that the number of deaths in the United States will increase by approximately 1 percent per year from 2000 to 2010, longer lifespans could reduce the rate of deaths. For example, data obtained from the Centers for Disease Control and Prevention (“CDC”) indicate a decrease in deaths in the United States of 1.9 percent during our first quarter of fiscal year 2003, compared to the same period in the prior year. In addition, changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in our markets or from quarter to quarter are not predictable. These variations can cause revenues to fluctuate.

     Our comparisons of the change in the number of families served to the change in the number of deaths reported by the CDC from time to time may not necessarily be meaningful. The CDC receives weekly mortality reports from 122 cities and metropolitan areas in the United States within two to three weeks from the date of death and reports the total number of deaths occurring in these areas each week based on the reports received from state health departments. The comparability of our funeral calls to the CDC data is limited, as reports from the state health departments are often delayed, and the 122 cities reporting to the CDC are not necessarily comparable with the markets in which we operate. Nonetheless, we believe that the CDC data is the most comprehensive data of this kind available.

The increasing number of cremations in the United States could cause revenues to decline because we could lose market share to firms specializing in cremations. In addition, basic cremations produce no revenues for cemetery operations and lesser funeral revenues and, in certain cases, lesser profit margins than traditional funerals.

     Our traditional cemetery and funeral service operations face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremations will represent approximately 39 percent of the United States burial market by the year 2010, compared to 26 percent in 2000. The trend toward cremation could cause cemeteries and traditional funeral homes to lose market share and revenues to firms specializing in cremations. In addition, basic cremations (with no funeral service, casket, urn, mausoleum niche, columbarium niche or burial) produce no revenues for cemetery operations and lower revenues than traditional funerals and, when delivered at a traditional funeral home, produce lower profit margins as well.

     If we are not able to respond effectively to changing consumer preferences, our market share, revenues and profitability could decrease.

     Future market share, revenues and profits will depend in part on our ability to anticipate, identify and respond to changing consumer preferences. During fiscal year 2000, we began to implement strategies based on a proprietary, extensive study of consumer preferences we commissioned in 1999. However, we may not correctly anticipate or identify trends in consumer preferences, or we may identify them later than our competitors do. In addition, any strategies we may implement to address these trends may prove incorrect or ineffective.

     Because the funeral and cemetery businesses are high fixed-cost businesses, positive or negative changes in revenue can have a disproportionately large effect on cash flow and profits.

     Companies in the funeral home and cemetery business must incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, we must pay salaries, utilities, property taxes and maintenance costs on funeral homes and maintain the grounds of cemeteries regardless of the number of funeral services or interments performed. Because we cannot decrease these costs significantly or rapidly when we experience declines in sales, declines in sales can cause margins, profits and cash flow to decline at a greater rate than the decline in revenues.

     Changes or increases in, or failure to comply with, regulations applicable to our business could increase costs or decrease cash flows.

     The death care industry is subject to extensive regulation and licensing requirements under federal, state and local laws. For example, the funeral home industry is regulated by the Federal Trade Commission, which requires funeral homes to take actions designed to protect consumers. State laws impose licensing requirements and regulate preneed sales. Embalming facilities are subject to stringent environmental and health regulations. Compliance with these regulations is burdensome, and we are always at risk of not complying with the regulations.

     In addition, from time to time, governments and agencies propose to amend or add regulations, which could increase costs or decrease cash flows. For example, federal, state, local and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. In November 2002, the Federal Death Care Inspection and Disclosure Act was introduced in the Senate, which, if adopted, would more heavily regulate the death care industry and could result in an increase in our costs. Several states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for preneed sales of products and services, limit or eliminate our ability to use surety bonding, increase trust requirements and prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which we operate, these and other possible proposals could have a material adverse effect on us, our financial condition, our results of operations and our future prospects.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.

March 11, 2003	/s/ Michael G. Hymel Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller